PRESS RELEASE

NASDAQ SYMBOL:  MRGO

FOR IMMEDIATE RELEASE                             CONTACTS:   Luis Carrasquillo
---------------------                                         Ext. 1038

                                                  Telephone:  (787) 883-2570

Margo Caribe, Inc. Reports 2004 Year End Results, with Strong Growth in Revenues and Profits during the Last Quarter of Fiscal Year 2004 and Plans to Continue Improvements in Operating Results during the Fiscal Year 2005.


Vega Alta, Puerto Rico; March 30, 2005 - Margo Caribe, Inc. and its subsidiaries (the "Company") reported operating results for the year ended December 31, 2004.

Summary of Operations

The net sales for the Company for the year ended December 31, 2004, remained at similar levels compared to the net sales for the year ended December 31, 2003, amounting to $8,423,000 for the year 2004 and $8,433,000 for the year 2003. The lawn and garden segment and the landscaping segment reported increases in net sales of $461,000 and $426,000, respectively, compared to the same period a year ago.. Increases in the lawn and garden segment and the landscaping segment were offset by a decrease in net sales in the plant segment of $897,000.

The Gross profit for the Company for the year ending December 31, 2004, increased by 9%, from 28.20% for the year 2003 to 30.74% for the year 2004, an improvement of 9%. The lawn and garden segment's gross profit in the year 2004 remained stable with the prior year. The landscaping segment improved its gross profit for the year 2004 by 83% when compared with the year 2003, amounting to 27.97% for the year 2004 compared to 15.28% for the year 2003. The gross profit performance for the lawn and garden segment and the landscaping segments were offset by a decrease in the gross profits for the plant segment of 19.37% for the year 2004.

The operating expenses for the year ended December 31, 2004, were $3,327,000, compared to $4,076,000 for the year ended December 31, 2003, resulting in a reduction in operating expenses of $749,000 or 18.38%, when compared. The operating expenses for the plant and the landscaping segments for the year 2004 experienced a decrease when compared to the year 2003 of $359,000 and $239,000, respectively, which were partially offset by an increase of $103,000, in the operating expenses for the lawn and garden segment for the year 2004.

For the years ended December 31, 2004 and 2003, the Company incurred in a net loss of approximately $617,000 and $1,492,000, respectively, an improvement of 58.65%. The net loss amounts represent a diluted (loss) income per common share of ($0.28) and ($0.71), for the years 2004 and 2003, respectively. The net loss for the year ended December 31, 2004, was principally due to losses in the plant and in the lawn & garden segments. On September 14, 2004, the Island of Puerto Rico was hit by Tropical Storm Jeanne. Although no significant damages were reported to the crop, some structures were damaged. These were repaired within a short period of time. Gross losses resulting from Tropical Storm Jeanne amounted to approximately $181,000. Subsequently, the Company collected a net amount of $103,000 from insurance related to damaged properties. Notwithstanding the above, the total net loss recorded for the year ended December 31, 2004 was approximately $100,000 below the forecast for the year of approximately $700,000.

The plant segment reflected net losses of $471,000 and $714,000 for the years ended December 31, 2004 and 2003, respectively. This reflects an improvement for this segment of approximately 34%. The losses from the plant segment for the year ended December 31, 2004, are mainly attributable to a charge of $87,000 for damaged inventory and slow moving items, the net loss of $78,000 related to Tropical Storm Jeanne, and the decrease in gross profit for the segment of approximately $285,000.

For the year ended December 31, 2004 the losses from the plant segment, as mentioned above, also reflect a decrease in sales and related gross profit. Total sales for the plant segment decreased by approximately $897,000, or 24% when compared to the year ended December 31, 2003. The gross profit margin decreased from 19.1% in 2003 to 15.4% in 2004, resulting in a decrease in absolute gross profit of approximately $285,000. Also included in the plant segment results for the year ended December 31, 2004, were the commissions and equity in earnings from an investment in an unconsolidated joint venture (Salinas Holdings) for the amount of $312,000. In addition, improvement in 2004 when compared to 2003 is related to costs associated with closing the Barranquitas nursery operation which amounted to approximately $254,000 for the year ended December 31, 2003.

The lawn and garden segment's net loss for the years ended December 31, 2004 and 2003 were $146,000 and $240,000, respectively, a decrease of approximately 39.17%.

The improvement experienced in this segment is mostly related to an increase in sales of $461,000 while maintaining the gross profit margin stable at 43%, thus, increasing the gross profit by $198,000. Improved results in this section also reflect savings in shipping supplies of $36,000, net of an increase in allocated expenses (overhead) of approximately $58,000 and an increase in salaries of approximately $71,000.

The landscaping segment recorded a net income of $232 compared to a net loss of approximately $535,000, for the years ended December 31, 2004 and 2003, respectively. The significant improvement in the operating results of this segment reflects the full year effect of adjustments in pricing for old contracts implemented during the last quarter of 2003, as well as the results of new maintenance contracts (private and governmental) signed during this period. The improvement in operating results also reflects improved efficiency in project management and operational changes made during the fourth quarter of 2003 and during the year 2004.

Chairman of the Board, President and CEO Highlights

The Chairman of the Board and CEO, Michael J. Spector, stated, "the results for the year and the quarter ended December 31, 2004, were better than the expected, showing the efficiencies in costs management, better pricing structure for the landscaping segment, and the continued strength of garden and landscaping sales. Sales and gross profits for the first quarter of 2005 continue to expand in line with the strong growth observed during the last quarter of 2004. The Company expects to continue with this trend and expects to report, a net profit for the year 2005. "

Since September, 2004, the Company has made several important management changes which include:

     1. Mr. Spector, the Founder and Chairman of the Board continues to serve as the CEO of the Company, and has taken over the day-to-day operations of the Company.

     2. The Company appointed Juan B. Medina; former Senior Vice President of Finance and Chief Financial Officer, as the new President and COO, effective March 4, 2005. Mr. Medina will be working closely with Mr. Spector and Mr. Carrasquillo as the Company implements its growth strategy on the U.S. mainland.

     3. The Company appointed Luis R. Carrasquillo as our Senior Vice President of Finance and Chief Financial Officer, effective March 4, 2005.

During 2004 the effects of the costs containment program implemented during the last quarter of 2003, reflected the first full year effect. Savings in combined selling, general and administrative expenses for the year 2004, as compared to the year 2003, amounted to approximately $495,000 or 13%.

Total gross profit for the year improved by 2.2%; showing the results of better pricing structures and the increase in revenues for the most profitable segments of the Company. Total gross profit increased by approximately $185,000 or 7%, when compared to prior year.

During the last quarter of 2004, a strong increase in sales was noted, with sales reaching approximately $2,451,000. This represents an increase of approximately $541,000 or 28% over the sales reported for the fourth quarter of the year ending December 31, 2003.

On February 17, 2005, the Company acquired substantially all the assets (other than real estate) and assumed certain liabilities and the operations of State-Line Bark & Mulch, Inc. (SLBM), a Georgia corporation, dedicated to the production of and distribution of mulch and related products, in Folkston, Georgia . As part of the transaction, the assets acquired were merged into a newly created corporation, Margo State Line, Inc. (State Line), a Florida corporation, which is a wholly-owned subsidiary of the Company. The aggregate purchase price was $2,600,000 plus the liabilities assumed of $690,186.

As a result of the transaction, the Company hopes to become one of the leaders in the bulk and bagged ground cover (mainly mulch, soil, and compost) industry in Puerto Rico and the U.S. mainland. It also expects to reduce costs through economies of scale and costs savings programs. Unaudited results for State Line for the period from February 17 to March 28, 2005 reflects revenues amounting to approximately $555,000 with a gross profit of 63%.

The Chairman of the Board and CEO, Michael J. Spector, stated, "The State Line acquisition was an important decision for the Company and will enable the Company to continue the growth in sales noted during the last quarter 2004 and the first quarter 2005. This will enable the Company to expand into the United States mainland markets."

Margo Salinas, a joint venture in which the Company has a one-third equity interest dedicated to the growing of sod and trees, had a strong year in 2004 recording $1,310,000 in revenues and $333,000 in net income.

Sales of Rain Forest Garden Products continued their growth during 2004, with an increase of $190,000 or 9%, compared to 2003 results. This segment also reflected a strong improvement in 2004 net profits recording a net income of $125,000 in 2004 compared to net loss of $14,000 in 2003. The Rain Forest product line is being featured by most of the major chains in Puerto Rico, including The Home Depot and Wal*Mart International, as well as, leading garden centers. During the second quarter of 2004, we introduced of our new packaging for our potting soil line, with bi-lingual labels and instructions in English and Spanish.

Margo Development Corporation, the Company's real estate development subsidiary, is in the final stages of obtaining the required permits to develop a low cost housing development consisting of approximately 425 houses in Arecibo, Puerto Rico. The Company hopes to receive final approval from the Puerto Rico Planning Board during the second quarter of 2005 and could begin construction, subject to financing and the obtaining of all necessary permits as early as the fourth quarter of 2004.

The Chairman of the Board and CEO, Michael J. Spector, stated, "Management continues to focus on costs and sales, as well as gross margins. The year 2005 should be our best year not only in revenues but also in gross profits and net income. First quarter sales and gross profits margins reflected the continued improvement, showing an increase in combined sales of $233,000 or 11% as compared to 2004. Gross profit for the first quarter 2005 amounts to approximately 45.1%, or an improvement of 10%, over the gross profit reported for the same period in 2004."

About Margo Caribe

Margo Caribe, Inc. and its subsidiaries (collectively, the "Company") are in the business of growing, distributing and installing tropical plants and trees. The Company is also engaged in the manufacturing and distribution of its own line ("Rain Forest") of planting media and aggregates, the distribution of lawn and garden products and also provides landscaping design and installation services. In addition, the Company has a participation in a joint venture in a sod and tree farm in Salinas, Puerto Rico. The Company also acts as sales representative for several consumer goods brands in Puerto Rico and Mexico. The Company's real estate development subsidiary is currently seeking the required permits for an affordable housing project in the Municipality of Arecibo, Puerto Rico.

Since February 17, 2005, the Company is also engaged bulk or bagged ground cover sales (mainly mulch, soil, and compost through the newly created subsidiary, Margo State Line, Inc.

Forward Looking Statements

When used in this press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "would be", "will allow", "intends to", "will likely result", "expect" "are expected to", "will continue", "is anticipated", "believes", "hopes","estimates", "project", or similar expressions are intended to identify "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstance after the date of such statements.

                       MARGO CARIBE, INC. AND SUBSIDIARIES
                    Summary of Consolidated Financial Results

                      Three months ended  Three months ended  Twelve months ended  Twelve months ended
                      December 31, 2004   December 31, 2003    December 31, 2004    December 31, 2003
                          (Unaudited)        (Unaudited)           (Audited)             (Audited)
--------------------  ------------------  ------------------  -------------------  -------------------
Net sales                    $2,451,000          $1,909,000           $8,423,000           $8,433,000
--------------------  ------------------  ------------------  -------------------  -------------------
Net loss                       ($76,000)        ($1,112,000)           ($617,000)         ($1,492,000)
--------------------  ------------------  ------------------  -------------------  -------------------
Net loss diluted per
share                             ($.03)             ($0.52)              ($0.28)              ($0.71)
--------------------  ------------------  ------------------  -------------------  -------------------
Weighted average
number of common
shares                        2,186,717           2,111,499            2,186,717            2,111,499
--------------------  ------------------  ------------------  -------------------  -------------------